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                                                              Exhibit 99.1


                      EQUITY OFFICE PROPERTIES TRUST AND
                        BEACON PROPERTIES CORPORATION
                          ANNOUNCE MERGER AGREEMENT

              $4 BILLION TRANSACTION TO CREATE $11 BILLION ENTITY

     CHICAGO, ILLINOIS and BOSTON, MASSACHUSETTS (September 15, 1997) - Equity Office Properties Trust (NYSE:EOP) and Beacon Properties Corporation (NYSE:BCN) today announced that they have entered into a definitive agreement and plan of merger.

     The merger, which was unanimously approved by Equity's Board of Trustees and Beacon's Board of Directors, will integrate Beacon's portfolio into that of Equity Office. Once the merger is completed, Equity Ofice will own and operate 233 office buildings consisting of 55.7 million square feet nationwide, a 51% increase in portfolio size. The combined companies will operate under the Equity Office Properties Trust name and will be headquartered in Chicago.

     Samuel Zell, chairman of Equity Office, said, "This merger clearly demonstrates the benefits that consolidation in our industry brings to the shareholders of both entities. The combined size and liquidity of this company will immediately create powerful operating and financial efficiencies. Like Equity, Beacon is known for its commitment to its tenants. The Beacon properties, concentrated in Boston, Chicago, Washington, D.C., Atlanta, Los Angeles, and San Francisco, are a 'perfect fit' with existing Equity Office buildings and regional offices."


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     The transaction values Beacon at approximately $4.0 billion, including the assumption of debt and the issuance of preferred shares. The merger plan calls for Equity Office to issue 93,461,269 new Equity Office common shares of beneficial interest on a fully diluted basis, and requires the assumption of all Beacon's outstanding debt of approximately $883 million and issuance of approximately $200 million in preferred shares. Each Beacon common shareholder will receive 1.4063 Equity Office common shares. Each Beacon preferred shareholder will receive 1.0 Equity Office preferred share having identical terms and conditions as its Beacon preferred share. If the average Equity Office share price drops below $27.39 per share during the 20 day trading period ending five trading days prior to the Beacon shareholder meeting, Beacon will have the right to terminate the agreement.

     Upon completion of the transaction, Alan M. Leventhal, president and chief executive officer of Beacon, and Edwin N. Sidman, chairman of the board of Beacon, will join Equity Office's Board of Trustees.

     "We are extremely excited to expand our national presence through a merger with such a closely matched portfolio," said Timothy H. Callahan, president and chief executive officer of Equity Office. "This merger provides Equity Office with substantial opportunities to further serve our customers' local, regional and national space needs. The compatibilities include not only the quality of Beacon's assets and people, but also their commitment to superior customer service. Our existing presence in these markets, which represent some of the strongest in the country, will enhance our ability to immediately generate operating synergies and


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continue to exert market leadership," he said.  Mr. Callahan stated that the merger is expected to be immediately accretive to shareholders.
        "The merger between Beacon Properties and Equity Office will create a REIT for the 21st century and is a very positive development for our shareholders and tenants," said Mr. Leventhal. "I am especially pleased that Equity Office shares a similar commitment to its tenants. As independent companies, both of us are among the ten largest of the 200 or so publicly traded REITs, and widely regarded for the depth and quality of our managements. Together, we will be an exceptionally powerful office property owner and competitor, with all the attendant advantages of size, scale and industry leadership."
        The merger, which will be accounted for as a purchase, is expected to be completed in February 1998, and is subject to the approval of the shareholders of both companies and other conditions.
        J.P. Morgan & Co. and Merrill Lynch & Co. were financial advisors for Equity Office and Morgan Stanley & Co. was financial advisor for Beacon.
        Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Federal securities law. Although Equity Office and Beacon believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include general economic conditions, local real estate conditions, timely release of occupied square footage


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upon expiration, interest rates, availability of equity and debt financing and other risks detailed from time to time in the companies' filings with the Securities and Exchange Commission, including quarterly reports of Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.
        Equity Office Properties Trust is the nation's largest publicly-traded office building company. It owns and operates a portfolio of 93 buildings representing 33.4 million square feet of office space in 20 states and the District of Columbia, and owns 15 stand-alone parking facilities. Equity
Office has previously announced acquisitions that when completed will increase its portfolio to 109 buildings and 36.9 million square feet in these same states.
        Beacon Properties Corporation, with headquarters in Boston, is one of the nation's largest real estate investment trusts (REITs). A self-administered and self-managed REIT, the company owns or has an interest in a portfolio of office properties located in major metropolitan areas, including Boston, Atlanta, Chicago, Los Angeles, San Francisco and Washington, D.C. Beacon's office portfolio currently totals 124 buildings containing 18.8 million square feet.

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